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                                                                 Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-52977) and related Prospectus of Westfield America, Inc. for the registration of common stock, preferred stock, depositary shares and warrants for the purchase of its preferred stock and common stock, and to the incorporation by reference therein of our report dated January 19, 1998, with respect to the consolidated financial statements and schedule of Westfield America, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                   ERNST & YOUNG LLP


Los Angeles, California
June 1, 1998